UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/04/2008

DDI CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30241

Delaware	061576013
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1220 Simon Circle, Anaheim, CA 92806
(Address of principal executive offices, including zip code)

714-688-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of DDi Corp. (the "Company") has adopted the Dynamic Details, Incorporated Senior Management Bonus Program for the fiscal year ending December 31, 2009 (the "2009 Bonus Program"). Selected employees, including all of the Company's executive officers, are eligible to participate in the 2009 Bonus Program. Each participant in the 2009 Bonus Program has been assigned a target annual cash bonus. Participants may earn bonuses based on (a) the achievement by the Company of certain financial goals set forth in the Company's annual budget related to the Company's EBITDA from the Company's consolidated operations less the total amount of bonus payments awarded under the 2009 Bonus Program and certain other adjustments ("Net EBITDA"); and (b) meeting annual personal objectives established for each participating employee.

Under the 2009 Bonus Program, (i) the target bonus for Mikel Williams, the President and Chief Executive Officer of the Company, is $375,000, with the opportunity to earn 0-135% of this amount based on the level of personal performance and the achievement of the Company's financial goals; (ii) the target bonus for Mike Mathews, the Senior Vice President - Manufacturing Operations of the Company, is $137,500 with the opportunity to earn 0-125% of this amount based on the level of personal performance and the achievement of the Company's financial goals; (iii) the target bonus for Jerry Barnes, the Senior Vice President - Sales of the Company, is $150,000 with the opportunity to earn 0-133% of this amount based on the level of personal performance and the achievement of the Company's financial goals; and (iv) the target bonus for Sally Edwards, the Chief Financial Officer of the Company, is $100,000, with the opportunity to earn 0-125% of this amount based on the level of personal performance and the achievement of the Company's financial goals. Bonus payouts are subject to pro-ration in the event participants are on leave. The 2009 Bonus Program also provides the Compensation Committee with discretion to grant additional discretionary bonuses to participants, including the Company's named executive officers.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDI CORP

Date: December 09, 2008	By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman
Vice President & General Counsel